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                                                                    Exhibit 10.8

                                                                  EXECUTION COPY

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

     This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement"), dated as of December 6, 2005 is between CSAV ASIA PACIFIC LIMITED, a Hong Kong corporation (the "Employer"), and STUART JOHN BULCRAIG (the "Employee").

     WHEREAS, the Employer wishes to employ the Employee as an executive officer, and the Employee wishes to be employed by the Employer as an executive officer, on the terms set forth below.

     NOW, THEREFORE, it is hereby agreed as follows:

     SECTION 1. EMPLOYMENT. The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

     SECTION 2. DUTIES. The Employee shall be employed as the Managing Director of the Employer. In such capacity, the Employee shall have the responsibilities and duties as are assigned by the Board of Directors (the "Board") of CSAV Holding Corp., a Delaware corporation ("Holdings"), and which are consistent with the Employee's position. At all times during the performance of this Agreement, the Employee will adhere to the rules and regulations (the "Policies") that have been or may hereafter be established by the Board for the conduct of its employees or the employees of its subsidiaries or for the position or positions held by the Employee. In the event of any inconsistency or conflict between the terms and conditions of the Policies and this Agreement, then the terms and conditions of this Agreement shall prevail. The Employee agrees to devote his full business time and best efforts to the performance of his duties to the Employer.

     SECTION 3. TERM. The initial term of employment of the Employee hereunder shall commence on December 6, 2005 (the "Commencement Date") and shall continue until the second anniversary of the Commencement Date (the "Initial Term"), unless earlier terminated pursuant to Section 6, and shall be renewed automatically for additional one (1) year terms thereafter unless terminated by either party by written notice to the other given at least thirty (30) days prior to the expiration of the then current term.

     SECTION 4. COMPENSATION AND BENEFITS. Until the termination of the Employee's employment hereunder, in consideration for the services of the Employee hereunder, the Employer shall compensate the Employee as follows:

          (a) BASE SALARY. The Employer shall pay the Employee, in accordance with the Employer's then current payroll practices (including the timing and manner of payment), a base salary (the "Base Salary"). The Base Salary will be paid at an annual rate of US$150,000. The Base Salary may be increased from time to time at the sole discretion of the Board.

          (b) INCENTIVE BONUS. At the end of each fiscal year of the Employer during the Term, beginning with the fiscal year ending December 31, 2006, the Employee shall be eligible to receive from the Employer an annual incentive bonus (the "Incentive Bonus"). The Incentive Bonus criteria for each fiscal year
(i) will be determined by the Board after discussion

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with the Employee (and the Employer will advise the Employee of such determination) prior to the end of the first fiscal quarter of such fiscal year, and (ii) may be based solely on the achievement of individual performance criteria, solely on the achievement by the Employer of elements of its business plan or on a combination of these criteria or such other criteria that the Board may reasonably determine (including achievement of certain performance criteria for the business unit for which the Employee is responsible/works). It is currently contemplated that the Incentive Bonus range for all fiscal years will be between 20%-50% of the Base Salary depending upon the satisfaction of the Incentive Bonus criteria to be set in accordance with the immediately preceding sentence. The Incentive Bonus (if any) payable in connection with any fiscal year shall be paid on or about May 31 of the following fiscal year. If the Employee resigns or is terminated for Cause as defined below, no Incentive Bonus shall be payable for the fiscal in which such resignation or termination occurs. The amount of any Incentive Bonus payable for any fiscal year shall be paid in cash; provided, however, that upon the determination of the Board, up to 50% of any Incentive Bonus for any fiscal year may be paid in the form of shares of restricted stock of Holdings (the "Bonus Shares") having a value, determined in good faith by the Board, equal to such percentage of the total Incentive Bonus payable for such fiscal year. The Employee agrees to execute and deliver to the Employer all such documents, instruments and agreements relating to the Bonus Shares as the Employer may request.

          (c) VACATION. The Employee shall be entitled to four (4) weeks vacation each calendar year plus the 17 General Holidays in Hong Kong each calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Employer and the Employee. Up to one (1) week of accrued vacation that has not been used as of the end of any calendar year may be carried forward for use in the next calendar year.

          (d) INSURANCE; OTHER BENEFITS. The Employee shall be entitled to participate in the Employer's Mandatory Provident Fund scheme subject to its terms and conditions from time to time in place and receive any health, accident, disability and life insurance and family leave benefits provided by the Employer under group health, accident, disability, and life insurance and family leave plans maintained by the Employer for its full-time, salaried employees as such employment benefits may be modified from time to time by the Board for all full-time, salaried employees, provided that (without duplication of any of the foregoing benefits) the Company shall:

               (i) reimburse the Employee for 100% of cost of the premiums (not to exceed (x) US$7,000 per annum or (y) the average per employee premium payment contribution that the Employer then currently provides to its senior executives) associated with the Employee's health insurance coverage provided by a New Zealand based health insurance provider coverage;

               (ii) provide the Employee with a vehicle allowance for a vehicle to be used primarily in and around the city of Shenzen, the People's Republic of China, of US$700 per month (plus the costs of fuel and toll expenses incurred in connection with the performance of the Employee's duties hereunder) during the term of this Agreement; and


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               (iii) provide the Employee with a yearly travel allowance to be used by the Employee exclusively for travel between the city of Shenzen, the People's Republic of China and New Zealand, provided further that an estimate of such amount shall be submitted to the Company for its approval and shall not exceed US$30,000 in the aggregate in any year during the term of this Agreement; and

               (iv) reimburse the Employee for the annual premiums paid by the Employee for travel insurance coverage during the Term of this Agreement, provided further that an estimate of the amount of such premiums shall be submitted to the Company for its approval and shall not exceed US$1,000 in the aggregate in any year during the term of this Agreement.

          (e) WITHHOLDING. All amounts payable by the Employer to the Employee hereunder (including, but not limited to, the Base Salary and the Incentive Bonus) shall be reduced prior to the delivery of such payment to the Employee by an amount sufficient to satisfy required by any applicable national, local or other withholding tax requirements.

     SECTION 5. EXPENSES. The Employer shall reimburse the Employee for all reasonable expenses of types authorized by the Employer and incurred by the Employee in the performance of his duties hereunder. The Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Employer may establish from time to time for Company executives in the Asia-Pacific region.

     SECTION 6. TERMINATION. The Employee's employment hereunder shall commence on the Commencement Date and continue until the expiration of the Initial Term, and any extension of such term pursuant to Section 3 above, except that the employment of the Employee hereunder shall earlier terminate:

          (a) DEATH. Upon the death of the Employee during the term of his employment hereunder.

          (b) DISABILITY. At the option of the Employer, in the event of the Employee's Disability (as defined below), upon thirty (30) days' written notice from the Employer. For purposes hereof, the Employee shall be deemed to have a "Disability" if the Employee is unable (as reasonably determined by the Board), on account of a physical or mental illness, injury or disease or combination thereof, to perform his duties and obligations under this Agreement for a period of more than 90 consecutive days or for a total of 120 days (in either case excluding vacation days) within any 12 month period.

          (c) FOR CAUSE. For "Cause" effective immediately upon written notice by the Employer to the Employee. For purposes of this Agreement, a termination shall be for Cause if the Board shall determine that any one or more of the following has occurred:

               (i) the Employee shall have committed an act of fraud, embezzlement, misappropriation, gross negligence or breach of fiduciary duty against the Employer, any parent company of the Employer (including Holdings) or any of their respective


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     subsidiaries (collectively, the "Companies"), including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the business of any of the Companies; or

               (ii) the Employee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or the equivalent of a felony in such jurisdiction; or

               (iii) the Employee shall have committed a material breach of any of the covenants, terms and provisions of Sections 7,8 or 9 hereof; or

               (iv) the Employee shall have breached in any material respects any one or more of the provisions of this Agreement (excluding Sections 7, 8 and 9 hereof), including, without limitation, any failure to comply with the Policies, or any one or more of the provisions of the Stockholder Agreement, dated as of August 29, 2003 (as amended and in effect from time to time, the "Stockholder Agreement"), among Holdings and its stockholders, or the trustees (the "Trustees") of the Happy Valley Trust created by Deed dated August 17, 2004, shall have breached in any material respect any one or more of the provisions of the Stockholder Agreement and, in each case, such breach shall have continued for a period of fifteen (15) days after written notice to the Employee specifying such breach in reasonable detail; or

               (v) the Employee shall have refused, after explicit written notice, to obey any lawful resolution of, or direction by, the Board which is consistent with his duties hereunder; or

               (vi) the Employee shall be chronically absent from work (excluding vacation, illnesses or leaves of absence approved by the Board) and such absence shall continue following written notice to the Employee; or

               (vii) any other ground justifying summary dismissal under Section 9 of the Employment Ordinance, Cap. 57 of the Laws of Hong Kong.

          (d) RESIGNATION OR TERMINATION WITHOUT CAUSE. At any time, upon one month's written notice by either the Employer or the Employee to the other party hereto or payment of one month's wages in lieu.

          (e) RIGHTS AND REMEDIES ON TERMINATION.

               (i) If the Employee's employment hereunder is terminated pursuant to Section 6(a), Section 6(b) or Section 6(c), by the Employee pursuant to
     Section 6(d) or pursuant to Section 3 in connection with the expiration of the Initial Term or any subsequent term hereunder then the Employee (or his estate, as applicable) shall be entitled to receive his Base Salary through the date of termination or expiration, the amount of any unpaid Incentive Bonus earned for prior fiscal years and any other sums to which the Employee is entitled pursuant to applicable law.


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               (ii) If the Employee's employment hereunder is terminated by the
     Employer pursuant to Section 6(d), then the Employee shall be entitled to continue to receive payment, in accordance with the Employer's then current payroll practices, of the Employee's Base Salary in effect on the Termination Date (as defined below), for a five (5) month period following such termination (or for a one (1) year period following the Termination Date if the Employer elects to so extend the Severance Period as contemplated by the last sentence of the definition of the Designated Period set forth below) (the "Severance Period"); provided, however, that
     (A) the Employee's right to receive the foregoing payment is expressly conditioned upon receipt by the Employer within 30 days following the Termination Date of a written release executed by the Employee, in form and substance satisfactory to the Employer, of any and all claims or causes of action of any nature relating directly or indirectly to such Employee's employment or termination of employment by the Employer; (B) in the event that the Employee breaches any of the covenants, terms or provisions of Sections 7, 8 or 9 hereof, without limiting any other rights that the Employer may have, the Employer's obligation to make payments under this
     Section 6(e)(ii) shall immediately terminate; and (C) the severance payment shall be reduced by any sums paid to the Employee pursuant to applicable law as described in Section 6(e)(iii) below. As used herein, the term "Termination Date" means the date of the termination of the Employee's employment with the Employer for any reason, including, without limitation, for resignation, death or Disability and whether or not for Cause.

               (iii) Except as otherwise set forth in this Section 6(e), the Employee shall not be entitled to any severance, bonus or other compensation after termination other than payment of any expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties prior to termination or benefits or compensation to which the Employee is entitled pursuant to applicable law.

     SECTION 7. INVENTIONS; ASSIGNMENT. The Employee hereby irrevocably and unconditionally waives in favour of the Employer all rights granted by the Copyright Ordinance of Hong Kong in connection with his authorship of any copyright works in the course of his employment with the Employer, including without limitation any moral rights and any right to claim an additional payment with respect to use or exploitation of those works. The Employee agrees that (i) his wages are full compensation for his services and all present and future uses of copyright works made by him in the course of his employment; and (ii) he will not make any claims against the Companies with respect to those copyright works. If the Employee makes any Inventions (as defined below) that do not belong to the Employer under the Patents Ordinance of Hong Kong, he agrees that he will forthwith exclusively license or assign (as determined by the Employer) to the Employer his rights in relation to such Inventions and will deliver to the Employer all documents and other materials relating to them. The Employer will pay to the Employee such compensation for the license or assignment as the Employer will determine in its absolute discretion, subject to the Patents Ordinance of Hong Kong. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of any of the Companies, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Employee may discover, invent or


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originate during the term of his employment hereunder, either alone or with others and whether or not during working hours or by the use of the facilities of any of the Companies ("Inventions"), shall be the exclusive property of the Employer. The Employee shall promptly disclose all Inventions to the Employer, shall execute at the request of the Employer any assignments or other documents the Employer may deem necessary to protect or perfect the rights of the Companies therein, and shall assist the Companies, at the Companies' expense, in obtaining, defending and enforcing the Companies' rights therein. The Employee hereby appoints the Employer and each of the other Companies, individually, as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Employer or any of the other Companies to protect or perfect their rights to any Inventions.

     SECTION 8. CONFIDENTIAL INFORMATION. The Employee recognizes and acknowledges that certain assets of the Companies, including, without limitation, information regarding customers, pricing policies, methods of operation, proprietary production processes, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special, and unique assets of the Companies and their affiliates. The Employee shall not, during or after his term of employment, disclose any or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder; provided, that Confidential Information shall in no event include (a) Confidential Information which was generally available to the public at the time of disclosure by the Employee or (b) Confidential Information which becomes publicly available other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee shall deliver to the Employer all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. Nothing contained within this Section 8 shall prohibit the Employee from disclosing Confidential Information if such disclosure is required by law, governmental process or valid legal process. In the event that the Employee is legally compelled to disclose any of the Confidential Information, he shall provide the Employer with prompt written notice so that the Employer, at its sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that Employer waives compliance with the provisions of this Agreement, Employee shall furnish only that portion of the Confidential Information that he is advised by counsel is legally required to be disclosed.

     SECTION 9. RESTRICTIONS ON TERMINATION.

          (a) NON-COMPETITION. The Employee hereby agrees that he shall not (without the written consent of the Board) during the Designated Period within the Prohibited Area and whether on his own behalf or in conjunction with or on behalf of any other person, firm, company or other organization (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever (other than as a holder of less than two percent (2%) of the common stock of any publicly traded corporation)) in competition with the Employer


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directly or indirectly (i) be employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with:-

               (i) the research into, development, sourcing, procuring, manufacture, supply, sale or marketing of any product which is of the same or similar type to any product researched, or developed, or sourced, or procured or manufactured, or supplied, or sold, or marketed by the Companies (including, without limitation, providing any products that are the same or substantially similar to products researched, or developed, or sourced, or procured, or manufactured, or supplied or sold or marketed by AV Supply Group 2001 Limited prior to the Commencement Date) during the Employee's employment by the Employer (except that after the Termination Date this clause (i) shall only apply to products that are the same or similar to products researched, or developed, or sourced, or procured or manufactured, or supplied, or sold, or marketed by the Companies during the 12 months immediately preceding the Termination Date);

               (ii) the development or provision of any services (including, but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Companies (including, without limitation, any services that are the same or substantially similar to the business of AV Supply Group 2001 Limited prior to the Commencement Date) during the Employee's employment by the Employer (except that after the Termination Date this clause (ii) shall only apply to services which are of the same or similar type to any services provided by the Companies during the 12 months immediately preceding the Termination Date);

PROVIDED HOWEVER that the provisions of this paragraph (a) shall apply only after the Termination Date in respect of products or services with which the Employee was either personally concerned or for which he was responsible while employed by the Employer at any time during the 12 months immediately preceding the Termination Date.

          (b) NON-SOLICITATION OF CUSTOMERS. The Employee hereby agrees that he shall not during the Designated Period whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organization (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever (other than as a holder of less than two percent (2%) of the common stock of any publicly traded corporation)), directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or
(iv) facilitate the acceptance of, or (v) deal with, in competition with the Employer, the business of any Customer or Prospective Customer, provided, however, that after the Termination Date this paragraph (b) shall only apply to the business of any Customer or Prospective Customer:-

               (i) with whom the Employee has had material contact or dealings on behalf of the Employer during the 12 months immediately preceding the Termination Date; or


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               (ii) for whom the Employee was, in a client management capacity on behalf of the Employer, directly responsible during the 12 months immediately preceding the Termination Date.

          (c) NON--SOLICITATIION OF EMPLOYEES. The Employee hereby agrees that he shall not during the Designated Period whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organization (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever (other than as a holder of less than two percent (2%) of the common stock of any publicly traded corporation)), directly or indirectly:-

               (i) (i) induce, or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Company Employee to leave the Employer's or any of the Companies employment (as applicable) where that person is a Company Employee; or

               (ii) be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Company Employee.

          (d) INTERFERENCE WITH SUPPLIERS. The Employee hereby agrees that he shall not (i) during the Designated Period, and (ii) in relation to any contract or arrangement which the Employer has with any Supplier for the exclusive supply of goods or services to the Companies or any one of them for the duration of such contract or arrangement, whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organization (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever (other than as a holder of less than two percent (2%) of the common stock of any publicly traded corporation)), directly or indirectly:-

               (i) interfere with the supply of goods or services to the Employer from any Supplier; or

               (ii) induce any Supplier of goods or services to the Employer to cease or decline to supply such goods or services in the future.

          (e) The provisions of sub-paragraphs (f) and (g) below shall only apply after the Termination Date in respect of those Companies (i) to whom the Employee gave his services, or (ii) for whom he was responsible, or (iii) with whom he was otherwise concerned, in the 12 months immediately preceding the Termination Date.

          (f) Sub-paragraphs (a), (b), (c), (d), (g) and (i) in this Section 9 shall apply as though references to any of the Companies were substituted for references to the "Employer". The obligations undertaken by the Employee pursuant to this Section 9 shall, with respect to each of the Companies, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Employer or Companies.


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          (g) The Employer contracts as trustee and agent for the benefit of each of the Companies as well as for itself. The Employee agrees that, if required to do so by the Employer, he will enter into covenants in the same terms as those set out in sub-paragraphs (a), (b), (c), (d) and (g) hereof directly with all or any of such Companies, mutatis mutandis. If the Employee fails, within fifteen (15) days of receiving such a request from the Employer, to sign the necessary documents to give effect to the foregoing, the Employer shall be entitled, and is hereby irrevocably and unconditionally authorized by the Employee, to execute all such documents as are required to give effect to the foregoing, on his behalf.

          (h) The Employee acknowledges that the provisions of this Section 9 are essential to protect the business and goodwill of the Companies. The Employee will continue to be bound by the provisions of this Section 9 until their expiration and shall not be entitled to any compensation from the Employer with respect thereto except as provided above. If at any time the provisions of this Section 9 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this
Section 9 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. The Employee hereby acknowledges that he has agreed to be bound by the provisions of this Section 9 in consideration for the compensation, severance and other benefits to be provided by the Employer to the Employee pursuant to the terms of this Agreement.

          (i) DEFINITIONS. For the purposes of this Section 9, the following words and expressions shall have the meanings set out below:

               (i) "Agreed Jurisdiction" means:

                    (1) New Zealand and the Pacific Islands in respect of all Specified Products; and

                    (2) All the states of Australia in the case of the CSAV Product known as PFFPb.

               (ii) "Company Employee" means any person who was employed by (i) the Employer or (ii) any of the Companies, provided, however, after the Termination Date such person must have been employed by the Companies for at least three (3) months prior to and on the Termination Date and (X) with whom the Employee had material contact or dealings in performing his duties of his employment; or (Y) who had material contact with customers or suppliers of the Employer in performing his or her duties of employment with the Employer or any of the Companies (as applicable); or (Z) who had access to confidential information during his employment with the Employer or any of the Companies (as applicable).

               (iii) "CSAV Products" means any products sold by Holdings or any of its Subsidiaries.


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               (iv) "Customer" shall mean any person, firm, company or other organization whatsoever to whom the Employer has supplied goods or services.

               (v) "Designated Period" shall mean in relation to Section 9(a) the period commencing on the Commencement Date and ending six (6) months immediately following the Termination Date and in relation to Section 9(b),
     (c) and (d) the period commencing on the Commencement Date and ending twelve (12) months immediately following the Termination Date. Notwithstanding the foregoing, if following the occurrence of a Disposition Event the Employee's employment is terminated by the Employer without Cause, the Designated Period for all jurisdictions shall end on the earlier of (A) the date that the Designated Period would otherwise end in accordance with the previous sentence and (B) (i) 180 days following Termination Date or (ii) one year following the Termination Date if the Employer elects to extend the Severance Period until the first anniversary of the Termination Date.

               (vi) "Disposition Event" means (a) (i) the sale of all or substantially all of the assets of Holdings or its Subsidiaries in a single transaction or series of related transactions whether by liquidation, dissolution, merger, consolidation or sale or (ii) the sale or other transfer of at least 51% of the outstanding shares of Common Stock in a single transaction or a series of related transactions, in either case to any Person who is not an Affiliate of the Company, or of a stockholder thereof, immediately prior to such transaction or transactions, or (b) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction Persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not Persons who, immediately prior to such transaction, held the securities of the Company entitled to vote generally in the election of directors.

               (vii) "Person" means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, or any government, governmental department or agency or political subdivision thereof.

               (viii) "Pacific Islands" means Norfolk Island, New Caledonia, Fiji, Tonga, Niue, Cook Islands, French Polynesia, Samoa, Easter Island, Tahiti, Tokelau, Tuvalu, Vanuatu, Solomon Islands, Kiribati, Palau, Wallis and Futuna, and Palau.

               (ix) "Prohibited Area" means: (X) Hong Kong; and (Y) any other country in the world where, on the Termination Date, the Employer develops, sells, supplies, manufactures or researches its products or services or where the Employer is intending within three (3) months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which the Employee has been responsible (whether alone or jointly with others), concerned or active on behalf of the Employer during any part of the 12 months immediately preceding the Termination Date.


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               (x) "Prospective Customer" shall mean any person, firm, company or other organization with whom the Employer has had any negotiations or material discussions regarding the possible supply of goods or services by the Employer prior to the Termination Date.

               (xi) "Specified Customers" means wholesale and retail customers physically located in New Zealand or the Pacific Islands in the case of the Specified Products, and Pioneer (OEM) Australia in respect only of the "Sanus" product known as PFFPb.

               (xii) "Subsidiary" means any corporation, association, trust, or other business entity, of which the designated parent shall at any time own or control directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding shares of capital stock (or other shares of beneficial interest) which are (a) entitled ordinarily, in the absence of contingencies, to vote for the election of a majority of such business entity's directors (or Persons exercising similar functions), even though the right so to vote has been suspended by the happening of such a contingency, or (b) entitled at the time to vote for the election of a majority of such business entity's directors (or Person exercising similar functions), whether or not the right so to vote exists by reason of the happening of a contingency.

               (xiii) "Specified Products" means mounting solutions, furnishings and products (including (but not by way of limitation) furniture, mounts, lifts, units, stands, racks, supports, parts and accessories and systems) for the ProAV, Home Theatre, Residential and Workstation audio-visual markets, by whomever manufactured, including any CSAV Products.

               (xiv) "Supplier" means any person, company, business entity or other organization whatsoever who: (X) has supplied goods or services to the Employer during any part of the 12 months immediately preceding the Termination Date; or (Y) has agreed prior to the Termination Date to supply goods or services to the Employer to commence at any time in the 12 months following the Termination Date; or (Z) as at the Termination Date, supplies goods or services to the Employer under an exclusive contract or arrangement between that Supplier and the Employer.

          (j) Non-Violation. Anything to the contrary in any deed, agreement (including this Agreement) or otherwise notwithstanding, neither:

          (k) the acquisition, holding and sale by the Employee and/or the Trustees of the legal and/or beneficial ownership of the shares on issue by AV Supply Group Limited, a New Zealand limited liability entity registered in the New Zealand Companies Office under No. 1133246 or of another legal entity whose principal business operations are located in New Zealand ("NZ Entity"); nor

          (l) the association of the Employee (whether on his own behalf or in conjunction with or on behalf of any other person, firm, company or other organization) as a director or principal of (but not as an employee of or consultant to) a NZ Entity;

during the Designated Period, shall violate the terms of this Section 9 so long as:

                    (1) the only activity of the NZ Entity that would violate the terms of this Section 9 is the designing, sourcing, importing, distribution, and the sale of Specified Products only to Specified Customers that have agreed in writing that any such Specific Products will not be re-sold or further distributed by the Specified Customer outside of the Agreed Jurisdiction; and

                    (2) the Employee is not personally actively involved in the day to day operation of the business of the NZ Entity (other than in the usual duties of a director of the entity); and

                    (3) any Specified Product that is a CSAV Product shall be purchased by the NZ Entity from Holdings or one of its Subsidiaries.

          (m) CSAV Products. The Employer shall endeavor to provide AV Supply Group Limited with a current list of CSAV Products and a current list of services provided by Holdings and its Subsidiaries at least once a year prior to the Termination Date. The Employer shall provide AV Supply Group Limited with a current list of CSAV Products and a current list of services provided by Holdings and its Subsidiaries upon the reasonable request of AV Supply Group Limited during the Designated Period.

     SECTION 10. GENERAL.

          (a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 10(a):

     If to the Employer, to:

               CSAV Asia Pacific Limited
               Suite 1604, 16th Floor Hing Yip Commercial
               Centre
               272-284 Des Voeux Road Central
               Hong Kong
               Attention: President
               Fax: (852) 31059883

     With copies to:

               Chief Manufacturing, Inc.
               12800 Highway 13 South, Suite 500
               Savage, Minnesota 55378
               Attention: President
               Fax: (952)277-4032

               Friedman Fleischer & Lowe, LLC
               One Maritime Plaza
               Suite 1000
               San Francisco, CA 94111
               Attention: Spencer C. Fleischer
               Fax: (415)402-2111

               Bingham McCutchen LLP
               399 Park Avenue
               New York, New York 10022
               Attention: Neil W. Townsend, Esq.
               Fax: (212)752-5378

               If to the Employee, to:

               The Trustees
               The Happy Valley Trust
               C/O Stuart Bulcraig
               AV Supply Group 2001 Limited
               Room 1006, Building C, BaiHeXingCheng
               LuoGang,
               BuJi Town,
               Shenzhen
               CHINA
               Postcode: 518112
               Fax: +86 755 6125 2529

               With copies sent contemporaneously to

               Malloy Goodwin Harford
               Lawyers
               PO Box 9892
               Level 1
               5 Broadway
               Newmarket
               Auckland

               NEW ZEALAND
               Attention: Alfred D Harford III
               Fax: +64 9 367 2008

               And to:
               Prince and Partners
               Chartered Accountants
               PO Box 3685
               Level 9
               CustomHouse
               50 Anzac Street
               Auckland 1
               NEW ZEALAND
               Attention: Andrew Tuckey
               Fax: +64 9 307 0778

          (b) EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under Sections 7, 8 and 9 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

          (c) SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

          (d) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

          (e) COUNTERPARTS. This Agreement may be executed in multiple counterparts (including by telecopier), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (f) ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto, including any entity which acquires substantially all of the assets or stock of the Employer.

          (g) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

          (h) GOVERNING LAW; PROCESS SERVICE AGENT. This Agreement and the performance hereof shall be governed by the laws of the Hong Kong Special Administrative Region ("Hong Kong") and the parties hereby submit to the non-exclusive jurisdiction of the

Hong Kong courts and Labour Tribunal. The Employee hereby irrevocably and unconditionally appoints Prince and Partners with an office on the date hereof at Level 9, 5 CustomHouse, 50 Anzac Street, Auckland, New Zealand, as his agent to receive copies of the summons and complaint and any other process which may be served in any such action or proceeding and agrees promptly to appoint a successor agent reasonably satisfactory to the Employer prior to the termination for any reason of the appointment of the person then serving as agent hereunder. The Employee shall cause the initial agent to accept its appointment hereunder, such acceptance to be in form and substance reasonably satisfactory to the Employer, and prior to the termination for any reason of the appointment of the person then serving as agent hereunder, the Employee shall cause the successor agent to accept its appointment as agent for service of process, such acceptance to be in form and substance reasonably satisfactory to the Employer.

          (i) REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE. The Employee represents and warrants to the Company that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

          (j) ACKNOWLEDGEMENTS. The Employee hereby acknowledges that he has had the opportunity to be advised by counsel of his choice in the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby.

          (k) NEW EMPLOYMENT AGREEMENT. The Employer is in the process of establishing a Foreign-Invested Commercial Enterprise (the "FICE") in the Peoples Republic of China (the "PRC"). It is the intention of the parties that once the FICE is duly licensed to commence business in the PRC, the FICE will become the employer of the Employee. The parties agree to negotiate in good faith modifications of the terms of this Agreement or a new employment agreement as the Employer may reasonably require to evidence such change of employer and the jurisdiction in which such employment shall take place (including increases in the duration of the restrictions of the types set forth in Section 9 for a period not to exceed 24 months following any termination of employment).

          (l) TRANSACTION DOCUMENTS. No party shall be bound to any of the Transaction Documents until all parties to each of them has signed all the Transaction Documents to which they are a party, and each such document shall be fully effective.

          (m) CURRENCY. All moneys payable to the Employee under this Agreement are denominated in and will be paid in United States Dollars.

                                    * * * * *

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                        CSAV ASIA PACIFIC LIMITED


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


SIGNED, SEALED and                 )
DELIVERED as a                     )    /s/ Stuart John Bulcraig
DEED by                            )    ----------------------------------------
STUART JOHN BULCRAIG               )    Stuart John Bulcraig

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                        CSAV ASIA PACIFIC LIMITED


                                        By: /s/ Scott Gill
                                            ------------------------------------
                                        Name: Scott Gill
                                        Title: Director


SIGNED, SEALED and                 )
DELIVERED as a                     )
DEED by                            )    ----------------------------------------
STUART JOHN BULCRAIG               )    Stuart John Bulcraig